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                                                                  Exhibit 11 (b)
                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                         Earnings Per Share Computations
                                   (Unaudited)
            (Millions of Dollars, except share and per share amounts)



                                                        Three Months Ended
                                                           June 30, 1996
                                                      -----------------------
                                                      Primary   Fully Diluted
                                                      -------   -------------
Net earnings available for common stockholders         $25.4        $25.4
                                                       ======       =====
Weighted average number of shares of common
stock outstanding during the period exclusive
of the following:                                       47.6         47.6
Common stock equivalents:
  Restricted stock                                        .2           .2
  Non qualified stock options                            2.0          2.0
Adjusted weighted average number of shares of
common stock outstanding during the period              49.8         49.8
                                                        =====        ====
Earnings per share                                      $0.51        $0.51
                                                        =====        =====




See Note 2 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share.